                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") by and between AMICAS, Inc., a Delaware corporation ("Company"), and Peter McClennen (the "Executive"), is hereby entered into, and effective, as of the 28th day of March, 2005 (the "Effective Date").

      WHEREAS, Company is engaged in the business of providing radiology and medical image and information management, administrative and practice management solutions, products and related services (the "Business"); and

      WHEREAS, the Executive desires to be employed by Company and Company desires to employ and assure itself of the continued services of the Executive on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

      1.    Employment and Duties & Compensation and Benefits.

            A. The Executive hereby accepts employment and agrees to undertake the duties and responsibilities inherent in his position and such other duties and responsibilities as the Board of Directors or its designee shall from time to time reasonably assign to him.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY THIS AGREEMENT IS SUBJECT TO AND CONDITIONED UPON EXECUTIVE RELOCATING TO THE BOSTON MASSACHUSETTS AREA AND WORKING FULL TIME FROM THE COMPANY'S BOSTON MASSACHUSETTS OFFICE. FAILURE TO DO SO ON OR BEFORE OCTOBER 1, 2005 SHALL BE DEEMED "CAUSE" PURSUANT SECTION 3A OF THE AGREEMENT.

The Executive agrees to devote his entire business time, attention and energies to the business and interests of Company during the Term. Neither the foregoing nor any other provision of this Agreement is intended or shall be construed as preventing the Executive from devoting his time and effort as a board member or senior advisor to another business noncompetitive to the Business, provided that such involvement with such activities does not materially interfere with the performance of his duties under this Agreement. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

            B. Vacation. Vacation time, which shall never be less than the number of weeks granted for calendar year 2005, shall be taken at such time as not to materially interfere with the Business of Company. One week of any unused vacation time for a calendar year may be carried forward to the next calendar year only.

            C. Compensation & Duties. The job title, compensation and other employment terms of the Executive are specified in the annexed Exhibit 1, which is incorporated into, and made a part of, this Agreement.

            D. Non-Compete and Non-Disclosure. The Non-Compete and Non-Disclosure Agreement executed by the Executive and annexed as Exhibit 2 is incorporated into, and made a part of, this Agreement.

            E. Indemnification. The Executive shall be indemnified and held harmless by Company to the greatest extent permitted under Delaware law as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Company to provide broader indemnification than was permitted prior to such amendment) and under Company's by-laws as such exist on the Effective Date, if the Executive is or was made, or is threatened to be made, a party to any pending, completed or threatened action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that the Executive is or was, or had agreed to become, a director, officer, employee, agent, or fiduciary of Company or any other entity which the Executive is or was serving at the request of Company ("Proceeding"). Such indemnification shall be against all expenses (including all reasonable attorneys' fees (including any fees for separate counsel so chosen by the Executive), retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other reasonable disbursements or expenses customarily required in connection with asserting or defending claims) ("Expenses") and all claims, damages, liabilities and losses (including judgments, fines, and liabilities under the Internal Revenue Code or the Employee Retirement Income Security Act of 1974, as amended, for damages, excise taxes or penalties; damages, fines or penalties arising out of violation of any law related to the protection of the public health, welfare or the environment; and amounts paid or to be paid in settlement) incurred or suffered by the Executive or to which the Executive may become subject for any reason.

                  (i) Advancement of Expenses and Costs. All Expenses incurred by or on behalf of the Executive in defending or otherwise being involved in a Proceeding shall be paid by Company in advance of the final disposition of a Proceeding, including any appeal therefrom, within 30 days after the receipt by Company of a statement or statements from the Executive requesting such advance or advances from time to time. Such statement or statements shall evidence the Expenses incurred by the Executive in connection therewith, together with supporting invoices, receipts and other documentation.

                  (ii) Effect of Certain Proceedings. The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, except, in each case, to the extent that the terms thereof expressly so provide, shall not, of itself (i) adversely affect the rights of the Executive to indemnification, or (ii) create a presumption that the Executive did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification or contribution is not permitted by applicable law.

                  (iii) Other Rights to Indemnification. The Executive's rights of indemnification and advancement of Expenses provided by this Section 1E shall not be deemed exclusive of any other rights to which the Executive may now or in the future be entitled under applicable law, the certificate of incorporation, by-laws, agreement, vote of stockholders, or resolution of the Board of Directors, or other provisions of this Agreement or any other agreement, or otherwise.

                  (iv) Representations. Company represents and warrants that this Section 1E does not conflict with or violate its certificate of incorporation or by-laws, and agrees that it will not amend its certificate of incorporation or by-laws in a manner that would limit the rights of the Executive hereunder. Company represents that the execution, delivery and performance of this Agreement has been duly and validly authorized by the Board of Directors.

                  (v) Survival of Indemnity. Notwithstanding anything in this Agreement to the contrary, this Section 1E shall survive any termination of the relationship of the Executive with Company and shall be binding on, and inure to the benefit of the successors and assigns of Company and the successors, assigns, heirs and personal representatives of the Executive.

                  (vi) Company agrees to maintain appropriate Directors' and Officers' Liability Insurance.

      2. Term. The term of employment of the Executive under this Agreement shall be for a period beginning on the Start Date (defined as the earlier of April 21, 2005 or the date after Executive resigns from his position with his current employer and commences employment with the Company) and ending on December 31, 2005 ("Initial Period"), subject to earlier termination as provided in Section 3; provided, however, that at the end of such Initial Period and each anniversary date thereafter, the term of this Agreement will automatically be extended for an additional year unless, not less than ninety (90) days prior to the end of such Initial Period or one (1) year extension period, as the case may be, Company or the Executive shall have given written notice that it or he elects not to have the term extended. The term of this Agreement as extended and defined by this section shall be referred to as the "Term."

      3.    Early Termination.


            A. For Cause.

                  (i) Notwithstanding the foregoing, Company may terminate the employment of the Executive "for Cause" (as hereinafter defined) at any time upon written notice effective immediately. For purposes of this Agreement, "Cause" shall mean that, prior to any termination pursuant to this Section 3.A., the Executive shall have committed:

                  (1) An intentional act or acts of fraud, embezzlement or theft constituting a felony and resulting or intended to result directly in gain or personal enrichment for the Executive at the expense of Company, or the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to any felony involving moral turpitude;

                  (2) The continued, repeated, intentional and willful refusal to perform the duties associated with the Executive's position with Company, which is not cured within thirty (30) days following written notice to the Executive; provided, however, that the Executive's refusal to take any action that he reasonably believes violates any applicable law or regulation or fiduciary duty, shall not constitute grounds for the application of this subsection (2); or

                  (3) A material breach of the Executive's obligations under this Agreement, which is not cured within fifteen (15) days following written notice to the Executive. Voluntary termination of employment by the Executive at any time shall not constitute a material breach of this Agreement.

            The Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of Company then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

            The Board of Directors of the Company must be advised prior to the delivery of any notice sent pursuant to either Section (2) or (3) above.

                  (ii) Upon termination of the Executive's employment for Cause, Company shall have no further obligation to pay any salary, bonus, or other compensation or benefits to the Executive for periods after the effective date of the termination for Cause, except for Base Salary and other benefits that accrued or are payable under applicable law as of the termination date. In addition, the right to exercise any vested stock option shall terminate on the 90th day following the effective date of the termination of employment for Cause.

            B. Change in Control. If, after a Change in Control (as hereinafter defined) of the Company, within twelve (12) months either the Company or the Executive elects to terminate the employment of the Executive, the terminating party shall give the other party thirty (30) days prior written notice of such termination and thereafter the Company shall pay to the Executive as severance pay the Executive's then current monthly Base Salary, in accordance with the Company's normal payroll procedures, for eighteen (18) months from the termination date, in exchange for the Executive's execution and non-revocation of the Release (as hereinafter defined). The Executive acknowledges that, except as otherwise provided by law, he shall not have any right to receive any additional financial compensation other than the severance pay referenced in the previous sentence and the COBRA payments described herein; provided, however, that he thereafter shall retain any and all rights to receive reimbursement for all reimbursable Company expenses and compensation for all equity or other interests that he may then retain in the Company pursuant to this Agreement. In addition, in exchange for the Executive's execution and non-revocation of the Release, Company shall pay the COBRA insurance premiums for medical and dental insurance for the Executive and his family for eighteen months following the Executive's termination date, provided that the Executive elects and remains eligible for such coverage. All COBRA premiums after the eighteen month period shall be paid solely by the Executive.

      The term "Release" means the document attached hereto as Exhibit 3; provided, however, that the severance benefits provided in the Release shall be governed by the terms of this Agreement.

      The term "Change in Control" means:

                  (i) The acquisition by any person, entity or "group" within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 ("34 Act") (excluding, for this purpose, Company, any of its subsidiaries, or any employee benefit plan of Company or any of its subsidiaries) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 34
Act) of more than forty percent (40%) of either the then outstanding shares of common stock of Company or of the combined voting power of Company's then outstanding voting securities entitled to vote generally in the election of directors;

                  (ii) Individuals who, as of the date hereof, constitute the board of directors of Company ("Incumbent Board") cease for any reason to constitute at least a majority of the board of directors, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual is a member of the Incumbent Board; or

                  (iii) Approval of the shareholders of Company of a merger, consolidation or other reorganization in each case, with respect to which persons who were the shareholders of Company and options immediately prior to such merger, consolidation or other reorganization, immediately thereafter, do not own more than sixty percent (60%) of the combined voting power entitled to vote generally in the election of directors of the merged, consolidated or reorganized Company's then outstanding voting securities, or of the sale of all or substantially all of the assets of Company; provided, however, in such event the Change in Control will be deemed to have occurred immediately prior to the merger, consolidation or other reorganization.

      Gross-Up Payment. If any of the payments made to the Executive under this
Section 3.B ("payments") will be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") the ("Excise Tax"), (and/or any similar tax that may be imposed by federal, state or local law), Company shall pay to the Executive an additional amount (the "gross-up payment") equal to the sum of (x) the Excise Tax imposed on the payments, (y) the Excise Tax imposed on the gross-up payment, and (z) the federal, state and local income taxes imposed upon the gross-up payment. The gross-up payment shall be made within 45 days after the date of termination. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Company, any person whose actions result in a Change in Control or any person affiliated with Company or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Company and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, or are otherwise not subject to the Excise Tax. For purposes of determining the amount of the gross-up payment, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of federal, state and local income taxation in the calendar year in which the gross-up payment is to be made in the state and locality of the Executive's residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of any state and local income taxes. In the event that the Excise Tax is subsequently determined to be less than the amount used to calculate the gross-up payment, the Executive shall repay to Company at the time that the reduction in Excise Tax is finally determined the portion of the gross-up payment attributable to such reduction, plus interest on the amount of such repayment at the rate provided in Section 7872(f)(2) of the Code. In the event that the Excise Tax is determined to exceed the amount used to calculate the gross-up payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the gross-up payment), Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

      For purposes of this Agreement, a termination of the Executive's employment shall be deemed to have occurred after a Change in Control (even if actual termination occurs prior to a Change in Control), if such termination occurs at any time after the commencement of a process or negotiations that culminates in an actual Change in Control. Accordingly, if any rights or benefits of the Executive are terminated or modified as of the date of such actual termination, such rights or benefits shall be reinstated, restored or recalculated on a retroactive basis after such Change in Control.

            C. Non-Renewal by Company, Termination by Company without Cause, or Termination by the Executive upon Good Reason Before a Change in Control or More Than Twelve Months After a Change in Control, or Termination Due to the Executive's Death or Disability at Any Time.

      Provided that the Executive executes and does not revoke the Release, the Executive shall be entitled to the severance benefits set forth in this Section. In the event:

(a) Company elects not to renew this Agreement before a Change in Control or more than twelve months after a Change in Control,

(b) Company terminates the employment of the Executive without Cause before a Change in Control or more than twelve months after a Change in Control, or

(c) the Executive terminates his employment for Good Reason before a Change in Control or more than twelve months after a Change in Control, then

            (w) Company shall pay to the Executive as severance pay, the Executive's then current monthly Base Salary, which during the Term shall not be reduced, in accordance with the Company's normal payroll procedures, for the remainder of the Term and an additional twelve (12) months from the end of the Term; and

            (x) Company shall pay the COBRA insurance premiums for medical and dental insurance for the Executive and his family for the remainder of the Term and an additional twelve (12) months from the end of the Term, provided that the Executive elects and remains eligible for such coverage. All COBRA premiums after the twelve (12) months period shall be paid solely by the Executive; and

            (y) if Company achieves the targeted goals for the fiscal year set forth in Exhibit 1 only, then the Executive shall receive the benefits provided therein, if any, including a bonus and the vesting of any performance based stock options all as described in Exhibit
            1. Company shall pay the Executive the bonus at the time bonuses are paid to other executives, but not later than the next January 31st following the Executive's last day of employment. The rights to exercise any vested performance based stock options shall terminate on the ninety (90) day anniversary following the date the Executive is notified by Company that the targeted goals were met;

      In the event the Executive's employment terminates due to his death or Total and Permanent Disability (as defined below), Company shall provide to the Executive or any other assignee as provided in Section 5 below, the same rights, payments and benefits he would have received if he was terminated as set forth in Section 3.C above.

For purposes of this Agreement, a termination of the Executive's employment shall be deemed to have occurred after a Change in Control, if such termination occurs at any time after the commencement of a process or negotiations that culminates in an actual Change in Control.

            D. For purposes of this Agreement, termination by the Executive for "Good Reason" shall mean any of the events set forth below, which are not cured within fifteen (15) days following written notice thereof by the Executive to Company, and which were not agreed to in writing by the Executive:

                  (i) Any reduction in compensation including Base Salary, rights, payments and benefits of the Executive under this Agreement;

                  (ii) A material reduction in the Executive's job function, authority, titles, duties or responsibilities;

                  (iii) Any material breach of any of the terms of this Agreement by Company; or

                  (iv) A required relocation of the Executive's office location of more than forty (40) miles from the Company's current headquarters location as set forth in Section 7;

            E. For purposes of this Agreement, the term "Total and Permanent Disability" shall mean the suffering by the Executive of a Disability (defined below) for a continuous period in excess of one hundred eighty (180) days. A Total and Permanent Disability shall be deemed to commence upon the expiration of such one hundred eighty (180) day period.

                        For purposes hereof, the terms "Disabled" or "Disability" shall mean a mental or physical condition which renders the Executive unable or incompetent to carry out the material job responsibilities, with or without reasonable accommodation, which such the Executive held or the material duties to which the Executive was assigned after the time the disability was incurred. A determination of disability shall be made by a physician mutually agreed upon by Company and the Executive (which agreement neither party shall unreasonably withhold); provided that if the Executive and Company cannot agree on a physician, the Executive and Company shall each select a physician and these two shall select a third physician, whose determination as to disability shall be binding on all parties.

            F. The Company and the Executive agree that the stock options granted pursuant to Exhibit 1 of this Agreement, were made pursuant to Company's 1996 and/or 2000 Stock Option Plans ("Option Plans") and, except as set forth herein, are subject to the terms and conditions of the Option Plans.

            G. In the event the Executive terminates his employment without Good Reason or by notice of nonrenewal at any time, the Executive acknowledges that he shall not have any right to receive salary, bonus or any other compensation or other employee benefits beyond the termination date, except as provided by law and for the Executive's rights with respect to any retirement savings, equity compensation or similar benefits plans, including those referenced under section 3F above which rights and benefits the Executive shall continue to have and maintain.

            H. The severance payments, COBRA payments and any obligation to pay a bonus ("Severance") as may be set forth in Sections 3B and 3C above are subject to termination or reduction as follows
      (i) In addition to any other rights the Company may have, any obligation for the Company to pay Severance to Executive shall immediately terminate as of the date the Executive becomes employed by a Competitor as defined in the Non-Compete and Non-Disclosure Agreement (Exhibit 2) and in violation of the Non-Compete and Non-Disclosure Agreement; and

      (ii) Any obligation for the Company to pay Severance to Executive shall immediately be reduced by one-half as of the date the Executive becomes employed, other than on a short term or part time basis, by any entity that is either i) not a Competitor or ii) a Competitor but such employment is not in violation of the Non-Compete and Non-Disclosure Agreement.

Executive agrees to notify the Company in writing upon his acceptance of employment following termination during any applicable severance period.

      4. No Mitigation Obligation. The payment of any termination compensation by Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by Company to be reasonable, and the Executive will not - except as set forth in section 3H above- be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor - except as set forth in section 3H above-will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

      5. Assignment; Binding Effect. The rights and obligations of Company shall inure to the benefit of and shall be binding upon the successors and assigns of Company. The rights and obligations of the Executive are not assignable except that the right to receive all rights, payments and benefits under this Agreement shall inure to the benefit of the Executive's spouse, estate, representatives, heirs, administrators, successors and/or assigns in the event of the Executive's death (collectively, "third party beneficiaries").

      6. Complete Agreement. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between Company and the Executive. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Company and the Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of Company and the Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. Moreover, should there be any contradiction or conflict between the terms of this Agreement and the terms of any Exhibit annexed hereto (other than Exhibit 3 which is not effective until executed) and/or any other document, the terms of this Agreement shall govern.

      7. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

      To Company:                       AMICAS, Inc.
                                        20 Guest St.
                                        Boston, MA 02135
                                        Attention:  General Counsel


      To the Executive:                 Peter McClennen
                                        1042 Pine Street
                                        Winnetka, IL  60093

Notice shall be deemed given by the deposit in the U.S. Mail of a writing addressed as above and sent first class mail, certified, return receipt requested, by personal delivery, or by overnight delivery, and shall be deemed effective when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Agreement; provided, however, that, in addition to any such designated address of the Executive, the Company shall also send the Executive any such notice to his then-current or last-known address shown on the Company's payroll records.

      8. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This Agreement shall be enforced separately and independently of any other agreement involving the parties hereto. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

      9. Governing Law. This Agreement shall be interpreted and construed by the laws of the State of Massachusetts, without regard to conflict of laws provisions. The Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the State of Massachusetts, or if appropriate, a federal court located in the State of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

      10. Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute, but one and the same instrument.

      11. Legal Fees. The Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary legal costs and expenses (not to exceed $5,000) incurred by the Executive in the connection with the review and negotiation of this Agreement and its exhibits.


      IN WITNESS WHEREOF, the parties hereto have set their hand and seal to this Agreement and executed it as of the day and year first above written.

                                    COMPANY:

                                    AMICAS, Inc.

                                    By:   ______________________
                                          Kenneth R. Adams
                                    Its:  Chairman of the Compensation
                                    Committee of the Board of Directors


                                    EXECUTIVE:

                                    ______________________________
                                    Peter McClennen

                                    EXHIBIT 1
          TO EXECUTIVE'S EMPLOYMENT AGREEMENT ("EMPLOYMENT AGREEMENT")
                            AMICAS, INC. ("COMPANY")


Executive:              Peter McClennen
Position:               Chief Operating Officer ("COO") & President#
Auto Allowance:         $12,000.00 annual; paid semi-monthly
Status:                 Exempt
Manager:                CEO
Optional Benefits:      Health, dental, life, and disability
                        401(k) savings plan
                        Employee stock purchase plan
                        4 weeks vacation
Annual Salary:          2005: $260,000
                        2006: $275,000

                                          #subject to Board of Director approval
EXECUTIVE INCENTIVE COMPENSATION PLAN:

A. ADDITIONAL COMPENSATION
      Option Grant #1: You will receive option rights to purchase 300,000 shares of Company common stock priced at the market value per share of the Company's common stock at the close of the NASDAQ National Market on the grant date of option grant #1 which shall be the date your appointment as COO is effective.
      Vesting: Option shares shall vest and become exercisable, provided Executive is employed by Company, as follows: i) 100,000 shall vest one year from grant date of option grant #1, and ii) the balance shall vest in eight equal quarterly installments beginning twelve months from grant date of option grant #1 so that the first quarterly installment shall vest fifteen months after the date of the grant. Incentive Stock Options ("ISOs"): Using the Company's 1996 Stock Option Plan, to the extent permitted, option shares shall be ISOs. All other option shares shall be from the Company's 2000 Broad-Based Stock Plan. Terms: Except as set forth below and in your Agreement, these option shares shall terminate ten years from the grant date of Option Grant #1 and, other than as described in your Agreement and herein, shall be subject to the terms and conditions of the Company's 1996 Stock Option Plan. Please note the following:

      - Upon termination* of employment, one half of all then unvested Option Grant #1 options shall immediately fully vest and your right to exercise any and all vested Option Grant #1 stock options shall terminate on the earlier of 1 year from termination or ten years from the date of grant. All other unvested options shall be canceled.
      - Upon a Change in Control all unvested Option Grant #1 stock options shall fully vest and the exercise period shall terminate on the earlier of two years from termination or ten years from the date of grant.
      - Upon termination of employment by the Company for Cause or your voluntary termination all unvested Option Grant #1 stock options shall be canceled.
      - Upon termination of employment for any other reason including death or Total and Permanent Disability, but excluding any termination by the Company without Cause (handled above), for Cause (handled above) or your voluntary termination (handled above), all unvested Option Grant #1 options shall immediately fully vest and your right to exercise any and all vested Option Grant #1 stock options shall terminate on the earlier of 1 year from termination or ten years from the date of grant.
      - Upon your voluntary termination, as described in section 3G of the Agreement, all vested stock options will continue for five years from date of termination.

      Cash Bonus #1. $75,000 to be paid no later than 30 days after the Start Date. Executive agrees that, upon either a voluntary termination (other than as a result of a Change in Control) or termination for Cause as described in the Agreement, within seven (7) months of the Start Date, Executive must repay this Cash Bonus #1 to AMICAS.

      Cash Bonus #2. Up to $75,000 may be earned subject to the Company's standard 2005 management Bonus plan.

B. PERFORMANCE BASED COMPENSATION

      1. OPTION GRANT #2- PERFORMANCE BASED STOCK OPTIONS:
      i) You will receive option rights to purchase 300,000 shares of Company common stock priced at the market value per share of the Company's common stock at the close of the NASDAQ National Market on the Option Grant #2 Date which shall be the date your appointment as COO is effective. All these option rights shall be subject to the terms and conditions of the Employment Agreement, and to the extent it does not conflict with the Employment Agreement, the Company's 2000 Broad-Based Stock Plan except for the vesting of such options upon Change in Control (as defined in the Employment Agreement) which shall be governed by the terms herein.
         o All 300,000 option shares will vest and become exercisable on the sixth anniversary of the Option Grant #2 Date. However, subject to attainment of Share Goals (described below), the vesting of a certain percentage of these shares will accelerate.
         o If there is a Change in Control (as defined in the Employment Agreement) all of these option shares shall immediately vest.
         o If you are terminated pursuant to paragraph 3C of the Employment Agreement or because of Death or Total and Permanent Disability in either 2005 or 2006, and the Share Goal for the year you were terminated is thereafter achieved, the unvested Grant #2 option shares for the applicable Share Goal year only shall vest as set forth below and you shall have two (2) years from the date of your termination to exercise such options as to these vested option shares.
         o Unvested stock options will also vest if termination* of your employment occurs before or after the target measuring period, and the applicable goals for the target measuring period are met.
         o Upon your voluntary termination, as described in section 3G of the Agreement, all vested stock options will continue for two (2) years from date of termination.
         o  While you are employed, all vested options will continue for ten
            (10) years from date of grant. Upon termination* all vested options shall expire five (5) years from date of termination of employment. Upon your death or Total and Permanent Disability, as defined in section 3E of the Agreement, all vested options shall expire two (2) years from date of death or Total and Permanent Disability.
         o Upon either i) your voluntary termination, as described in section 3G of the Agreement, or ii) termination for Cause as defined in the Agreement, , then all unvested stock options shall be canceled and unexercisable.

      2. SHARE GOALS:-
            2005: Subject to the attainment of an Average Stock Price (defined as the average daily closing Company stock price on the NASDAQ National Market for the applicable calendar year) of $4.00 to $5.00 per share for the calendar year 2005, a percentage (determined by straight line interpolation) of 150,000 of the option shares will vest and become exercisable effective December 31, 2005 (if acceleration of all 150,000 shares is not earned in 2005, there will be a carry over to 2006 of any remaining unvested option shares). Example: if the Average Stock Price for 2005 equates to $4.50, vesting would accelerate with respect to 50% or 75,000 option shares of the option grant as of December 31, 2005; the balance of 75,000 option shares would rollover to 2006.
            2006**: Subject to the attainment of an Average Stock Price of $5.00 to $6.00 per share for the calendar year 2006, a percentage (determined by straight line interpolation) of the sum of (i) the option shares that remained unvested as of December 31, 2005 plus (ii) an additional 150,000 will vest and become exercisable effective December 31, 2006 (if acceleration of all 300,000 shares is not earned before or in 2006, there will be a carry over to 2007 of any remaining unvested option shares).
      Example: if there are 225,000 option shares remaining as described in the example above (150,000 + 75,000), and if the Average Stock Price for 2006 equates to $5.50, vesting will accelerate with respect to an additional 112,500 option shares as of December 31, 2006.
            2007**. Subject to the attainment of an Average Stock Price of $6.00 to $7.00 per share for the calendar year 2007, a percentage (determined by straight line interpolation) of the sum of the option shares that remained unvested as of December 31, 2006 will vest and become exercisable effective December 31, 2007. There shall be no carryover for 2008. Any remaining unvested option shares would cliff vest on the sixth anniversary of the Option Grant #2.
            If necessary (e.g. stock split), the Share Goals shall be adjusted in a manner similar to the terms of section 13 of the 2000 Broad-Based Stock Plan.

      3. CASH BONUS #3:
            2005: up to $75,000 may be earned subject to Share Goals for 2005 described above except there will be no rollover to the following year nor cliff vesting. (e.g. if the Average Stock Price for 2005 equates to $4.50, a $37,500 bonus will be paid)
            All bonuses will be calculated in a manner consistent with that related to Option #2 (that is, straight line interpolation related to stock price) except that no rollover from 2005 to 2006 will be provided). Cash bonuses, if any, will be paid within thirty (30) days of the end of the applicable calendar year.
            2006**: up to $75,000 may be earned subject to Share Goals for 2006 described above except there will be no rollover to the following year nor cliff vesting.

            * for `non renewal', `good reason' and `termination without cause'- as set forth in paragraph 3C (a) through (c) of the Agreement.
            ** THE CASH BONUS, GOALS AND OPTION VESTING FOR 2006 ARE APPLICABLE ONLY IN THE EVENT THE AGREEMENT IS STILL IN EFFECT AS OF JANUARY 1, 2006 AND OTHERWISE SHALL BE VOID AND OF NO FORCE AND EFFECT. THE CASH BONUS FOR 2007 IS APPLICABLE ONLY IN THE EVENT THE AGREEMENT IS STILL IN EFFECT AS OF JANUARY 1, 2007 AND OTHERWISE SHALL BE VOID AND OF NO FORCE AND EFFECT.

C. RELOCATION EXPENSES.
      The Company shall reimburse Executive up to $80,000 in costs incurred by Executive in relocating Executive and his family to the Boston, MA area in connection with real estate transaction costs, temporary housing, travel, storage, moving, mileage and incidental expenses related to your relocation in accordance with the Company's T&E policy including submission of written receipts for such costs. Executive agrees that, upon either a voluntary termination (other than as a result of a Change in Control) or termination for Cause as described in the Agreement, within twelve (12) months of the date of his relocation, Executive must repay AMICAS for all relocation expenses reimbursed- such repayment to be made within 30 days of his last day of employment.

D. Other Terms
  1 Effectiveness. This Exhibit 1 is effective on the Effective Date provided it is signed by the Executive and the Chairman of the Compensation Committee of the Board of Directors. Except as may be set forth in the Employment Agreement, this plan is not a contract of employment and does not guarantee continued employment for any period. None of the incentive amounts specified in this plan may be earned until the end of the applicable time period. Earned incentive amounts are payable only upon review and approval by the Compensation Committee. There will be no incentive amounts earned for partial-year results upon the voluntary or involuntary termination of the Executive's employment before December 31, 2005, unless otherwise specified in the Employment Agreement with the Company. This plan does not amend or supersede the Employment Agreement. All cash bonuses will be paid less applicable withholding for taxes and other amounts required by law to be withheld.

  2. Company Discretion. Except with respect to the calculation and amount of cash bonuses, the Option Grants, the Share Goals and the related Option Accelerations and only to the extent it does not conflict with the Employment Agreement, the Compensation Committee reserves the right to revise this plan at any time as a result of its sole determination that a significant change in circumstances or extraordinary or unusual event, transaction (e.g., an acquisition), charge and/or credit has occurred or was incurred, that was not anticipated or factored into this plan when this plan was signed.

  3. Options- Miscellaneous terms: Notwithstanding anything herein to the contrary: i) in no event shall the exercise period for any option extend beyond 10 years from the date of grant of such option; and ii) upon your termination for Cause (as defined in section 3A of the Agreement), all unvested stock options are canceled, and all vested stock options shall have an exercise period, and shall expire, ninety (90) days from date of termination.



----------------------------              ---------------------
Peter McClennen                           Date

----------------------------              ----------------------
Compensation Committee Chairman           Date